EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-48385, 33-91806, 333-53029, 333-70626 and 333-130811 on Form S-8 and Registration Statement No. 333-88192 on Form S-3 of American Medical Alert Corp. of our report dated March 30, 2007, appearing in this Annual Report on Form 10-K of American Medical Alert Corp. for the year ended December 31, 2006.

/s/ Margolin, Winer & Evens LLP
Garden City, New York
April 2, 2007